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                                                                    EXHIBIT 5(a)


                                February 24, 2000

SouthTrust Corporation
420 North 20th Street
Birmingham, Alabama 35203

             Re:   SouthTrust Corporation Discount Stock Payroll Purchase Plan

Ladies and Gentlemen:

             In our capacity as counsel for SouthTrust Corporation, a Delaware corporation (the "Company"), we have examined the Registration Statement on Form S-8 (the "Registration Statement") in form as proposed to be filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the provisions of the Securities Act of 1933, as amended, relating to proposed offering of up to 1,000,000 shares of the common stock of the Company, par value $2.50 per share (the "Common Stock"), pursuant to the SouthTrust Corporation Discount Stock Payroll Purchase Plan (the "Plan"). In this connection, we have examined such records, documents and proceedings as we have deemed relevant and necessary as a basis for the opinions expressed herein.

             Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered under the Registration Statement have been duly authorized and, when issued and delivered in accordance with the Plan, will be validly issued, fully paid and nonassessable.

             We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the inclusion of the statements made in reference to this firm under the caption "Interests of Named Experts and Counsel" in Item 5 of Part II of the Registration Statement.

                               Yours very truly,

                               /s/ Bradley Arant Rose & White LLP


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